EXHIBIT 99.1

NEWS RELEASE

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K2 Inc. Announces Closing the Acquisition of Volkl Sports Holding AG, and The Marker Group
Carlsbad, California – July 7, 2004. K2 Inc. (NYSE: KTO) announced today that it has closed its previously announced acquisition of Volkl Sports Holding AG, and The Marker Group. The purchase price was approximately $124 million plus the assumption of seasonal working capital debt. Volkl and Marker are leading global brands in premium skis and ski bindings. Additionally, K2 announced that the net proceeds from the recently completed $200 million, 7 3/8% senior notes offering have been released from escrow in connection with the closing of Volkl and Marker.
About K2 Inc.
K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Worr Games, Stearns, Volkl, Marker, K2, Ride, Olin, Morrow, Tubbs, Atlas, Dana Design, Marmot, Ex Officio, Planet Earth, Adio and Hawk. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating, camping, trekking, skate boarding, and mountain biking. Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, Volkl, Marker, K2, Ride, Olin, Morrow, Marmot, Ex Officio, Tubbs, Atlas, K2 Licensing and Promotions, Dana Designs, Planet Earth, Adio and Hawk skateboard shoes, JT, and Worr Games are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.